UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, DC 20549

                      ________________


                          FORM 8-K
                       CURRENT REPORT


             REPORT PURSUANT TO SECTION 13 OR 15 (d)
             OF THE SECURITIES EXCHANGE ACT OF 1934


  DATE OF REPORT (Date of earliest event reported)   December 24, 1996


                  INTERFERON SCIENCES, INC.
    (Exact Name of Registrant as Specified in Charter)



Delaware                 0-10379                      22-2313648
____________________________________________________________________
(State or Other          (Commission                (IRS Employers
Jurisdiction of          File Number)                Identification No.)
Incorporation)



783 Jersey Avenue, New Brunswick, NJ                            08901
______________________________________________________________________
(Address of Principal Executive Offices)                    (Zip Code)



Registrant's telephone number, including area code      (908) 249-3250




______________________________________________________________________
    (Former Name or Former Address, if Changed Since Last Report)



Item 5.   Other Events

          On December 24, 1996, Interferon Sciences, Inc. (the "Company") sold in a private placement (the "Private Placement") 5,615,000 shares
(the "Private Placement Shares") of Common Stock at a price of $1.625 per share. The $9,124,375 of proceeds from such sale (less estimated expenses of $50,000) will be used (i) to increase the Company's inventory of ALFERON N injection in response to increased market demand, (ii) to expand the Company's manufacturing facility, which will provide significantly increased production capacity in the event the Company's Phase 3 clinical trials currently in progress for HIV and hepatitis C are successfully concluded and ALFERON N injection is approved for the treatment of these new indications by the FDA (of which there can be no assurance), (iii) to increase the Company's marketing and sales capabilities, and (iv) to fund the Company's clinical programs. Sunrise Securities Corp. ("Sunrise"), the underwriter for the best efforts offerings by the Company in 1995 and 1996, acted as placement agent in the Private Placement and in connection therewith received a commission of 449,200 shares of Common Stock (the "Private Placement Commission Shares") and options (the "Private Placement Commission Options") to purchase 449,200 shares of Common Stock at a purchase price of $1.95 per share. The Private Placement Options are exercisable for a period of four years, commencing on December 24, 1997, and cannot be sold, transferred, assigned, or hypothecated until such date, except that they may be assigned, in whole or in part, to any successor, officer, or partner of Sunrise.


                        SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            INTERFERON SCIENCES, INC.


                                            BY: Lawrence M. Gordon
                                                Chief Executive Officer

DATED:  January 14, 1997